Invest in the everlasting. Green Bonds – Made by KfW. September 2017 Filed pursuant to Rule 433; Registration No. 333-214613

Agenda 1 KfW – commitment to sustainability 2 Green Bonds – Made by KfW 3 Green Bond issuances 4 Key figures on KfW and its funding programme 2 Green Bonds - Made by KfW / September 2017

KfW – commitment to sustainability

KfW in brief
›
The promotional bank of the Federal
Republic of Germany, established in
1948 as a public law institution.
›
Benefits from explicit and direct statutory
guarantee and institutional liability from
the Federal Republic of Germany.
›
Regulated by the “Law concerning KfW”
and exempt from corporate taxes.
›
Zero risk weighting of KfW’s
bonds.
(1)
›
Supervision by the German Federal
Ministry of Finance and the German
Financial Supervisory Authority “BaFin”.
›
Subject to certain provisions of German
and European bank regulatory laws by
analogy, in large part with effect from
January 1, 2016.
80%
20%
Shareholders
Bonn
Federal
Republic
of
Germany
German
federal
states
Berlin
Rating
Credit
Aaa
AAA
Moody‘s
S&P
Sustainability
(1)
According to the standardized approach of the Capital Requirements Regulation (CRR).
Frankfurt
AAA
Scope
TOP
9
out of
109
out of
343
“Prime”
#
2
oekom
Sustainalytics
imug

Green Bonds - Made by KfW / September 2017

KfW Group’s business activities
New business 2016: EUR 81.0bn
SME Bank
Promotion of small-
and medium-sized enterprises,
business start-ups and other commercial clients in
Germany
Municipal and Private
Client Bank/ Credit
Institutions
Housing programmes, environmental and climate protection,
educational finance for private clients in Germany as well as financing for public clients (e.g., municipalities, regional promotional banks)
Export & project
finance
Customized financing for exports and
project & corporate financing world-wide
Promotion of
developing countries
& emerging
economies
KfW’s
public (KfW Development Bank) & private sector
(DEG) development cooperation activities
Financial
markets
ABS & Green-Bond-Portfolio
26%
42%
20%
11%
2%
Based on year-end 2016 data.
Environment
investment
quota:
Domestic
SME quota:
44%
41%
New business for environment and climate
protection in % of total new business volume.
New business for SMEs in % of total new
domestic business volume.

Green Bonds - Made by KfW / September 2017

Holistic sustainability approach at KfW
Lending  business
KfW Group
KfW –
Sustainability principles
Data based on new business 2016.
Governance & CSR
Sustainable banking
operations
Demographic
change
Environment and
climate protection
Globalisation /
technical progress
Trend-independent
promotional topics
12%
44%
18%
26%
In-house environmental
protection
Responsible
procurement
Stakeholder dialogue &
staff
Sustainable portfolio
management
Public Corporate
Governance Code
Broad sustainability
management system
Prevention of corruption and
money laundering
KfW Foundation

Green Bonds - Made by KfW / September 2017
Declaration on respect for human rights in KfW’s business activities

Holistic sustainability approach at KfW
KfW promotes
sustainability
in the
capital
markets
as
investor.
KfW has been a signatory of the Principles for Responsible Investment (PRI) since 2008.
KfW applies a sustainable investment approach in it's investment portfolio.
KfW supports the green bond market by developing qualitative standards and actively engaging with market participants.
Since
April 2015, KfW has
been
actively
investing
in green
bonds
on a global scale. In May 2017,
KfW doubled
the
target
volume
of
its
green
bond
portfolio
to
EUR 2 billion.

Green Bonds - Made by KfW / September 2017

Promotion of
environment
and climate
protection
New business environment and climate
protection
2012-2016
EUR in bn
KfW is
one
of
the
world’s largest
financiers
of
environmental investments
with
more
than
EUR 250bn invested
over
the
last 10 years.
8
0%
10%
20%
30%
40%
50%
0
10
20
30
40
50
60
70
80
90
2012
2013
2014
2015
2016
New business other primary targets
New business environment and climate protection
Environment investment quota
0
5
10
15
20
25
30
35
40
Environment and
climate protection
Demographic
change
Globalisation and
technical progress
Trend-independant
promotional topics
New business 2016 by primary
target
in EUR bn
Green Bonds - Made by KfW / September 2017

Green Bonds – Made by KfW

Green Bonds –
Made by
KfW
Key elements
10
Ambition
•
To
boost
responsible
investment in capital
markets.
•
To
strengthen
sustainability
dialogue
with
investors.
•
To
attract
new
investors.
•
To
provide
impetus
to
the
green
bond
market
via new
quality
standards
and
increased
liquidity.
Drivers
•
KfW’s holistic
sustainability
approach.
•
KfW’s long
standing
expertise
in environmental
financing.
•
KfW’s support
of
the
UN
Principles
for
Responsible
Investment.
•
Growing
green
bond
investor
demand.
Goals
•
To
raise
additional funds
for
environmental projects.
•
To
enhance
capital
markets
infrastructure
to
finance
environmental projects.
•
Active
contribution
to
the
fight
against
climate
change.
Green Bonds - Made by KfW / September 2017

Green Bonds -
Made by KfW
KfW’s
Green Bonds –
an innovative product
1
High credibility
›
Independent 2
nd
opinion for KfW’s Green Bonds by
the
experienced,
non-profit research
center
CICERO
(3)
›
Green Bond rating
"b+" by
sustainability rating agency oekom
research
›
KfW is
among
global ESG
(4)
leaders
›
Excellent
credit
quality, large size
Environmental and social impact
›
Estimated
GHG reduction
of 800 tons
(1)
p.a. per EUR 1 million
green
bond
investment
›
Creation
and protection
of jobs
›
Reduction
of energy
imports
to
Germany and fossil fuel
burning
costs
›
Reduction of external costs (e.g. by avoiding environmental and health damage)
›
Environmental impact
evaluated
by
the
non-profit foundation
ZSW
(2)
2
Cicero graded
KfW
Green Bonds as
"dark
green"
which
is
the
best
grade achievable
(1) Average
value
for
2010-2014
based
on
ZSW
evaluation.
Current
and
future
impact
might
differ
(2) ZSW:
Center
for
Solar
Energy
and
Hydrogen
Research
Baden-Württemberg
(3) CICERO:
Center
for
International
Climate
and
Environmental
Research
Oslo
(4) ESG: Environment, Social, Governance

Green Bonds - Made by KfW / September 2017

Within
its
“Renewable
Energies –
Standard”
programme, KfW provides
financings
for
facilities
to
generate
electricity
or
electricity
and heat
in combined
heat
and power
stations
from
these
renewable
sources:
Qualifying
assets
KfW promotional
programme
“Renewable
Energies –
Standard”
biogas/-mass
wind energy
solar energy
hydropower
›
Private individuals and non-profit organisations
which feed the generated electricity/
heat into the grid
›
Self-employed professionals/farmers
›
German and non-German enterprises majority-owned by private individuals
›
Enterprises in which local authorities, churches or charities hold an interest
Who receives
financings?
›
Long-term, low-interest loans
›
Interest rate fixed for ten years, or even longer for the entire term
›
Repayment-free start-up period
›
Up
to
EUR 50 million
loan
amount
and 20 years
repayment
term
›
Financing share of up to 100% of each project’s investment cost
›
Risk-adjusted interest rate
What
makes
this
KfW loan
attractive?

Green Bonds - Made by KfW / September 2017

Qualifying
assets
KfW’s commitments
for
environmental investments
2016: EUR 35,337mn
(1)
Renewable
Energy
Energy
Efficiency
Others
Domestic
International
2016 in EUR bn
2.9
5.1
21.5
2.0
1.1
2.7
(1) Total volume
of KfW Group; consolidated
by
commitments
in export
and
project
finance
which
were
refinanced
through
programmes
of
SME bank
Qualifying
assets
for
KfW
green
bonds
Capital Markets
Green Bond Portfolio
thereof
Renewable
Energy: 23%
Energy
Efficiency: 46%
Others: 31%
0.3

Green Bonds - Made by KfW / September 2017

Qualifying
assets
KfW promotional
programme
“Renewable
Energies –
Standard”
Average duration:
8.6 years
Average loan
term:
15.8 years
Statistics
2016
Number
of
projects:
more
than
3,100
Source: KfW
internal calculations
New commitments:
EUR 4.5bn

Green Bonds - Made by KfW / September 2017

Project example: Wind farm
Bendorf -
Oersdorf
KfW promotional
programme
“Renewable
Energies
–
Standard”
Location
Germany, Schleswig-Holstein, district
Rendsburg-Eckernförde
Completion
2014
Calculated
annual
production
capacity
approx. 39mn kWh electricity
Supply area
11,000 households
Estimated
GHG
reductions
32,379  tons
GHG per annum
Total project
costs
EUR 27.9mn (thereof KfW funds: EUR 21.0mn)

Green Bonds - Made by KfW / September 2017

Project example: HP-T Höglmeier
Polymer-Tech GmbH
KfW promotional
programme
“Renewable
Energies
–
Standard”
Location
Germany,
Bavaria,
district
Weißenburg-
Gunzenhausen, municipality of Raitenbuch
Completion
July
2014
Calculated
annual
production
capacity
945.07 kWh electricity
Supply area
Own
consumption
Estimated
GHG
reductions
127.17 tons
GHG per annum
Total project
costs
EUR 420,000 (thereof KfW funds: EUR 400,000)

Green Bonds - Made by KfW / September 2017

Green Bonds –
Made by
KfW
Management of proceeds
Green bonds
in
several
currencies
and sizes
Net
proceeds
from
issuance
Separate euro
account
on first-in
first-out basis
Green bond
account
Proceeds
used
in
projects
of
standard
renewable
energy
programme
„Renewable
Energies
–
Standard“
programme
Transparent tracking
Amounts
matching
the
requests
for
disbursements
under
KfW’s
programme
“Renewable
Energies
–
Standard”
will be deducted from the balance of the separate internal account on an ongoing basis (first in, first out).
Proceeds
envisaged
to
be
used
within
the
same
calendar
year
as
issuance.
Any KfW Green Bond will be reported as fully allocated when the cumulated requests for disbursements total the
net
proceeds
from
the
issuance.
KfW
expects
a
full
allocation
by
the
end
of
the
year
of
issuance
at
the
latest.
KfW
expects
the
maturity
of
any
KfW
Green
Bond
not
to
exceed
the
prior
year’s
average
duration
of
loan
commitments under KfW’s programme
“Renewable
Energies
–
Standard”.

Green Bonds - Made by KfW / September 2017

Green Bonds –
Made by
KfW
Reporting
Sign up for our
newsletter service at
www.kfw.de/greenbonds
Green bond
webpages
(www.kfw.de/greenbonds)
Investor newsletter
Final impact
report
(ZSW evaluation)
Green bond
reporting
KfW’s
quarterly
reporting
contains
information
about:
›
Estimated environmental and social impact of the green bond related projects (ex-ante)
›
Net proceeds of KfW’s
Green Bonds compared with requests for disbursements under the related loan program (“Renewable Energies -
Standard”)
›
Requests for disbursements distributed by type of use and region

Green Bonds - Made by KfW / September 2017

Green Bond Principles
"Green Bonds –
Made by KfW" in line with the Green Bond Principles
1)
Voluntary
Process
Guidelines
for
Issuing
Green
Bonds,
as
published
by
International
Capital
Market
Association,
dated
June
2,
2017
2)
CICERO:
Center
for
International
Climate
and
Environmental
Research
Oslo
3)
KfW
EUR
Green
Bond
2014-2019
and
KfW
USD
Green
Bond
2014-2019
rated
by
oekom
Research
AG
4)
ZSW:
Center
for
Solar
Energy
and
Hydrogen
Research Baden-Württemberg
19
Green Bonds - Made by KfW / September 2017
Green Bond Principles
Requirements
1)
Green Bonds –
Made by KfW
Use
of
Proceeds
›
Green projects aiming to address areas
such as climate change, natural
resources depletion, loss of biodiversity
and/or pollution control
›
Renewable
energy
projects
under
KfW's
programme
"Renewable
Energies
–
Standard"
Process
for
Project
Evaluation and
Selection
›
Transparent decision-making process to
determine the eligible projects
›
External
review
›
High level of transparency through proven loan-
programme
"Renewable
Energies
–
Standard"
›
Independent 2     opinion provided by CICERO
2)
:
KfW green bonds achieved the best grade "dark green"
Management of
Proceeds
›
Traceable management of proceeds
within the issuing organization
›
External review
›
Net proceeds are
allocated to an internal account
exclusively used for disbursements under the
programme
"Renewable
Energies
–
Standard"
›
Independent 2     opinion by CICERO
2)
and rating by
oekom
3)
: rated KfW green bonds achieved b+ (good)
Reporting
›
At least annual reporting on the use of
proceeds until full allocation
›
Description of underlying assets,
disbursements and expected impact
›
Quarterly reporting
on the use of proceeds until full
allocation
›
Final impact reporting for each year based on external
evaluation provided by ZSW
4)
nd
nd

Green Bond issuances

Green Bonds –
Made by
KfW
Highlights of KfW’s green
bond
issuances
›
KfW has
been
issuing
green
bonds
since
2014 totalling
EUR 11.7 bn;
market
share
of around
7%
›
2016: 4
bonds
amounting
to
EUR 2.8bn (4% of total funding)
›
EUR,
USD,
AUD,
GBP
and
SEK
with
potentially
more
currencies
to
come
›
Large
and
liquid
sizes
in
benchmark
maturities
not
exceeding
the
average duration of the qualifying assets (2016: 8.6 years)
›
Comparable to conventional KfW bonds regarding structure, pricing, rating
›
KfW
green
bonds
are
eligible
for
the
green
bond
indices
"The
BofA
Merrill
Lynch Green Bond Index", "Barclays MSCI Green Bond Index", "S&P
Green Bond Index" and "Solactive
Green Bond Index"
›
Investors:
Higher
share
of
asset
managers
compared
to
conventional
KfW bonds
Distribution of
disbursements
by
renewable
energy
type (2016)
Geographical
distribution
of
disbursements
(2016)
21
Green Bonds - Made by KfW / September 2017
wind (86%)
solar (13%)
other (1%)
Germany
(79%)
France (12%)
Denmark (3%)
UK (1%)
Other (5%)

800
tons
of GHG emission reductions (CO
2
-equivalents)
per
annum
69,000
EUR
of
savings
on
energy
imports
to
Germany
and
fossil
fuel costs per annum
22
jobs
created and/or secured
(person years)
94,000
EUR
of savings in external costs per annum
Values
are
based
on
numbers
evaluated
by
ZSW
and
internal
calculations.
Savings
in
GHG
emissions
are
based
on
"Renewable
Energies
–
Standard"
programme
impact 2010 -
2014 in Germany. Savings for energy imports to Germany and in fossil fuels, saved/created jobs and savings in external costs are based on "Renewable Energies" programme
impact 2010 -
2014 in Germany. Current and future impact might be different, especially for projects outside Germany.
Estimated
Impact of
"Green Bonds –
Made by
KfW"
Environmental and
social
impact
based
on programme
evaluation
by
ZSW

Green Bonds - Made by KfW / September 2017

Green Bonds –Made by
KfW
Overview
on issuances
and
reporting
Green Bonds
›
2 Green Bonds issued
in EUR
and
USD
›
Net proceeds
from
the
issuances
totalled
EUR 2.7bn
Use
of
proceeds
›
Available
for
the
full
year
ended
December
2014
Impact
›
Available
for
the
full
year
ended
December
2014; based
on loan
programme
evaluation
by
ZSW
Reporting
›
5 Green Bonds issued
in AUD,
GBP, EUR, USD and
SEK
›
Net proceeds
from
the
issuances
totalled
EUR 3.7bn
›
Available
for
the
full
year
ended
December
2015
›
Will be
disclosed
once
ZSW
has
evaluated
the
loan
programme
for
2015
Use
of
proceeds
Impact
›
4
Green Bonds issued
in SEK,
EUR, GBP and USD
›
Net proceeds
from
the
issuances
totalled
EUR 2.8bn
›
Available
for
the
full
year
ended
December
2016
›
Will be
disclosed
once
ZSW
has
evaluated
the
loan
programme
for
2016
Use
of
proceeds
Impact

Green Bonds - Made by KfW / September 2017

2014: Reporting on the
Use
of
Proceeds
For
the
full
year
ended
December
31, 2014
Requests
for
Disbursements
under
KfW's
programme
"Renewable
Energies
–
Standard"
and
green
bond
issue
proceeds
2014
Distribution of disbursements
by
renewable
energy
type (2014)
Geographical
distribution
of
disbursements
(2014)
24
Green Bonds - Made by KfW / September 2017
2 green bonds
›
KfW
issued
two
green
bonds
in
2014
–
in
EUR
and
USD.
EUR 2.7bn
›
Net proceeds from the green bonds issued in 2014 amounted to
EUR 2.7bn.
100% allocated
›
As
of
December
31,
2014,
100%
of
the
net
proceeds
from
the
green
bond
issuances
in
2014
were
invested
in
KfW's
programme
"Renewable
Energies
-
Standard"
80% wind energy,
75% in Germany
›
80%
of
the
requests
for
disbursements
were
for
wind
energy,
17%
for
solar energy and the remainder for biogas/-mass, hydropower and others.
›
75% of the financed projects were located in Germany. 22% were located in France, Sweden and the UK.
5% of total
funding
›
Green
bonds
account
for
5%
of
KfW's
total
funding
which
totalled
to
EUR 57.4bn.
wind (80%)
solar (17%)
biogas/-
mass (1%)
hydropower
(<1%)
other (2%)
Germany
(75%)
France
(16%)
Sweden
(3%)
UK (3%)
Other (3%)
Green Bonds –
Made by KfW
0
1
2
3
4
5
Total 4.1 bn
EUR
2.7 bn
EUR

1
Values
are
based
on
programme
impacts
in
2014
in
Germany
–
with
numbers
evaluated
by
ZSW
–
and
internal
calculations;
impact
for
projects
outside
Germany
might
be
different.
2014: Reporting on the
Impact
Environmental and
social
impact
for
the
full
year
2014 based
on external
evaluation
by
ZSW
Impact
of
EUR
1
million
investment
in
“Green
Bonds
–
Made
by
KfW”
issued
2014
:
Commitments
under
KfW’s
programme
“Renewable
Energies
–
Standard” in 2014
Number of loan commitments
4,805
Volume of loan commitments (EUR mn)
3,786
Thereof outside Germany (EUR mn)
1,001
Investments financed (EUR mn)
5,909
Thereof outside Germany (EUR mn)
1,886
Average loan volume per commitment (EUR)
787,910
Average investment financed per commitment (EUR)
1,229,780
Average share of financing
64%
›
1,271 tons
of
GHG emission
reductions
(CO2-equivalent) p.a.
›
EUR 67,155 of
savings
on energy
imports
to
Germany and
fossil fuel
costs
p.a.
›
25 jobs
created
and/or
saved
(person
years)
›
EUR 129,606 of
savings
in external
costs
p.a. (e.g. by
avoiding
environmental and
health
damage)
25
Green Bonds - Made by KfW / September 2017
1
Installed electrical power supported in 2014
MW
el
Biogas
5.5
Solid biomass
0.1
Photovoltaic energy
570.3
Hydropower
11.0
Wind energy onshore
3,082.5
Total
3,669.4
Annual electricity
production
TWh
7.0

2015: Reporting on the
Use
of
Proceeds
For
the
full
year
ended
December
31, 2015
Green Bonds –
Made by KfW
0
1
2
3
4
5
Total 4.2 bn
EUR
3.7 bn
EUR
Requests
for
Disbursements
under
KfW's
programme
"Renewable
Energies
–
Standard"
and
green
bond
issue
proceeds
2015
Distribution of disbursements
by
renewable
energy
type (2015)
Geographical
distribution
of
disbursements
(2015)
5 green bonds
›
KfW
issued
five
green
bonds
in
2015
–
thereof
three
new
currencies:
AUD, GBP and SEK.
EUR 3.7bn
›
Net
proceeds
from
the
green
bonds
issued
in
2015
amounted
to
EUR
3.7bn.
100% allocated
›
As
of
December
31,
2015,
100%
of
the
net
proceeds
from
the
green
bond
issuances
in
2015
were
invested
in
KfW's
programme
"Renewable
Energies
-
Standard"
90% wind energy,
79% in Germany
›
With
98%,
the
majority
of
all
requests
for
disbursements
were
related
to projects for the use of wind energy (90%) and solar energy (8%).
›
79% of the financed projects were located in Germany. 21% were located in France, Finland, Italy, the UK, the Netherlands, Austria,
Canada and Ireland.
6% of total
funding
›
Green
bonds
account
for
6%
of
KfW's
total
funding
which
totalled
to
EUR 62.6bn.
26
Green Bonds - Made by KfW / September 2017
wind (90%)
solar (8%)
biogas/-
mass (<1%)
other (2%)
Germany
(79%)
France
(12%)
Finland
(4%)
Italy (2%)
Other (3%)

2016: Reporting on the
Use
of
Proceeds
For
the
full
year
ended
December
31, 2016
Green Bonds –
Made by KfW
0
1
2
3
4
5
Total 4.2 bn
EUR
2.8 bn
EUR
Requests
for
Disbursements
under
KfW's
programme
"Renewable
Energies
–
Standard"
and
green
bond
issue
proceeds
2016
Distribution
of
disbursements
by
renewable energy type (2016)
Geographical
distribution
of
disbursements (2016)
4 green bonds
›
KfW
issued
four
green
bonds
in
2016
–
thereof
three
new
bonds
(SEK, EUR, USD) and one tap (GBP).
EUR 2.8bn
›
Net
proceeds
from
the
green
bonds
issued
in
2016
amounted
to
EUR
2.8bn.
100% allocated
›
As
of
December
31,
2016,
100%
of
the
net
proceeds
from
the
green
bond
issuances
in
2016
were
invested
in
KfW's
programme
"Renewable
Energies
-
Standard"
86% wind energy,
79% in Germany
›
With
99%,
the
majority
of
all
requests
for
disbursements
were
related
to projects for the use of wind energy (86%) and solar energy (13%).
›
79% of the financed projects were located in Germany. 21% were located in France, Denmark, the United Kingdom, Finland, the
Netherlands, Croatia, Japan, Ireland, Austria, and Canada.
4% of total
funding
›
Green
bonds
account
for
4%
of
KfW's
total
funding
which
totalled
to
EUR 72.8bn.
27
Green Bonds - Made by KfW / September 2017
wind (86%)
solar (13%)
other (1%)
Germany
(79%)
France
(12%)
Denmark
(3%)
UK (1%)
Other (5%)

Key figures on KfW and its funding programme

Key financial figures of KfW Group (IFRS)
Solid business performance

(1)
Up to 2015 calculated voluntarily for internal purposes on the basis of the relevant legal provisions. In 2016, calculated for internal purposes based on the voluntary application of all material internal ratings-based approach (IRBA) rules. In 2017, calculated based on the IRBA approach for a large part of the portfolio. For the remaining sub-portfolios KfW applies the credit risk standardised approach (CRSA) until full IRBA approval.
2015
2016
H1 2017
Business
activities
(in
EUR
bn)
–
for
the
period
Promotional business volume
79.3
81.0
36.5
Income
statement
key
figures
(in
EUR
mn)
–
for
the
period
Operating result before valuation & promotional activities
2,066
1,898
935
Consolidated profit
2,171
2,002
801
Consolidated profit before IFRS effects from hedging
1,900
1,769
768
Balance
sheet
(in
EUR
bn)
–
at
the
end
of
the
period
Total assets
503.0
507.0
496.7
Equity
25.2
27.1
27.9
Volume of business
587.2
609.2
600.1
Key
regulatory
figures
(in
%)
(1)
–
at
the
end
of
the
period
Tier 1 capital ratio
18.3%
22.3%
20.0%
Total capital ratio
18.4%
22.3%
20.0%
Green Bonds - Made by KfW / September 2017

Business performance

Total promotional
business
volume
in EUR bn
›
About 2/3 domestic and
1/3 international business.
›
Stable development over
the years.
›
Rising share of domestic
business in 2017.
Total assets
in EUR bn
›
Germany’s 3     largest
credit institution in terms of
total assets.
Consolidated
profit
in EUR bn
›
Profit dominated by net
interest income despite
low interest rate
environment.
›
Decreasing profit in 2017
as predicted, but higher
than expected.
›
Very good valuation result
due to non-recurring
effects.
Capital ratios
(Tier I)
in %
›
BaFin
approval as
advanced IRBA institution
since 6/2017.
›
Decrease in 2017 mainly
due to effects of the IRBA
approval process.
465
489
503
507
497
2013
2014
2015
2016
H1 2017
1.3
1.5
2.2
2.0
0.8
2013
2014
2015
2016
H1 2017
16.1
14.7
20.6
14.1
18.3
22.3
20.0
2013
2014
2015
2016
H1 2017
72.5
74.1
79.3
81.0
36.5
2013
2014
2015
2016
H1 2017
Green Bonds - Made by KfW / September 2017
rd

Explicit and direct guarantee from the
Federal Republic of Germany
Basis of KfW’s
funding
§1a of the Law concerning KfW:
The Federal Republic guarantees all obligations of KfW
in respect of loans extended to and debt securities issued by KfW, fixed forward transactions or options entered into by
KfW and other credits extended to KfW as well as
credits extended to third parties inasmuch as they are expressly guaranteed by KfW.
›
Guarantee established in 1998
›
Defined by law
›
Direct, explicit and unconditional

Green Bonds - Made by KfW / September 2017

KfW’s funding: three pillar strategy
A well-structured range of products offers suitable opportunities for various investors’ needs
›
Large and liquid bonds in
EUR and USD
›
At least 3, 5, 7 and 10 year
benchmark maturities each
year
›
Target benchmark sizes:
›
EUR 3 –
5 bn
›
USD 3 –
5 bn
›
Large and liquid bonds
›
in non-benchmark maturities
with or without call option
(EUR and USD)
›
in strategic markets
(GBP, AUD, SEK, JPY, CNH,
NOK, CHF …)
›
in further currencies
›
Green Bonds
›
Other structured public
bonds in various currencies
›
Customized bonds for
investor needs
›
Flexible in currency,
structure and maturity
2016: 14 transactions
2016: 103 transactions
2016: 89 transactions
Other public transactions
Private placements
Benchmark programme
2016: EUR 72.8 bn
2017 target: EUR 75-80 bn
68%
26%
6%

Green Bonds - Made by KfW / September 2017

Disclaimer
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting
EDGAR on the SEC website at www.sec.gov. KfW’s prospectus supplement relating to the bonds is available through the following link:
http://www.sec.gov/Archives/edgar/data/821533/000119312516772784/d291860d424b3.htm .
KfW’s base prospectus relating to SEC-registered notes is available through the following link:
http://www.sec.gov/Archives/edgar/data/821533/000119312516772757/d291282d424b3.htm .
Alternatively, the issuer will arrange to send you the prospectus, which you may request by calling collect 1-800-292-0049 (for the operator) and then 069-7431-2222
(for KfW’s
Investor
Relations Team) or by emailing investor.relations@kfw.de.

Green Bonds - Made by KfW / September 2017

Photo
credits/references

Green Bonds - Made by KfW / September 2017
Titel slide: full-page image: gettyImages, plainpicture / Piotr Krzeslak, Cultura
Slide 3: full-page image / KfW / Stephan Sperl
Slide 4, Picture 1: KfW Photo Archive / Rüdiger Nehmzow
Slide 4, Picture 2: KfW Photo Archive / Angelika Kohlmeier
Slide 4, Picture 3: KfW Photo Archive / -
Slide 5, Picture 1: KfW Photo Archive / -
Slide 5, Picture 2: KfW Photo Archive / Jens Steingässer
Slide 5, Picture 3: KfW Photo Archive / Bernhard Schurian
Slide 5, Picture 4: KfW Photo Archive / photothek.net
Slide 5, Picture 5: KfW Bankengruppe / Jens Steingässer
Slide 9: full-page image / KfW / Stephan Sperl
Slide 12: KfW Photo Archive / phototek.net
Slide 14: KfW Photo Archive / Holger Peters
Slide 15: WindStrom Erneuerbare Energien GmbH & Co. KG / -
Slide 16: HP-T Höglmeier Polymer-Tech GmbH & Co. KG / Werner Röthlingshöfer
Slide 20: full-page image / KfW / Stephan Sperl
Slide 21: gettyImages, plainpicture / Piotr Krzeslak, Cultura
Slide 28: full-page image / KfW / Stephan Sperl
Slide 31: Deutscher Bundestag / Lichtblick / Achim Melde

Contact
Treasurer of KfW:
Ext.
Dr Frank Czichowski
-
2165
Capital Markets:
Petra Wehlert
-
4274
Otto Weyhausen-Brinkmann
-
4652
Alexander Liebethal
-
4656
Investor Relations:
Jürgen Köstner
-
3536
Nicolas Pfuhl
-
8623
Philipp Mahn
-
2056
Serviceline
-
2222
KfW Group
Palmengartenstrasse
5–9
60325 Frankfurt am Main
Phone
+49
69
7431
-
Ext
Fax
+49
69
7431
-
3986
Investor.relations@kfw.de
Bloomberg: KfW<GO>
www.kfw.de/investor-relations
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Green Bonds - Made by KfW / September 2017